Exhibit 5.1

140 Scott Drive
Menlo Park, California  94025
Tel: +1.650.328.4600  Fax: +1.650.463.2600
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September 5, 2014

Raptor Pharmaceutical Corp.
7 Hamilton Landing, Suite 100
Novato, California 94949

Re:	Registration Statement on Form S-3
Ladies and Gentlemen:
We have acted as special counsel to Raptor Pharmaceutical Corp., a Delaware corporation (the "Company"), in connection with its filing on the date hereof with the Securities and Exchange Commission (the "Commission") of a registration statement on Form S-3 (as amended, the "Registration Statement"), including a prospectus (the "Prospectus"), under the Securities Act of 1933, as amended (the "Act"), relating to the registration for resale by the selling securityholders of (i) shares (the "Shares") of the Company's common stock, $0.001 par value per share, issuable upon conversion of $60,000,000 aggregate principal amount of the Company's 8.0% Convertible Senior Notes due 2019 (the "Notes") that were issued under a convertible note purchase agreement, dated as of July 1, 2014, among the Company, HealthCare Royalty Partners II, L.P., HCRP Overflow Fund, L.P., MOLAG Healthcare Royalty, LLC, and the guarantors named therein (the "Purchase Agreement"), and (ii) associated preferred stock purchase rights (the "Rights") to be issued pursuant to the Rights Agreement, dated as of May 13, 2005 (as amended to date, the "Rights Agreement"), between the Company and American Stock Transfer & Trust Company, LLC, as rights agent.
This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or Prospectus, other than as expressly stated herein with respect to the resale of the Shares and the associated Rights.
As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter.  With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.  We are opining herein as to the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

September 5, 2014 Page 2
Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, the Shares and associated Rights have been duly authorized by all necessary corporate action of the Company, and when the Shares and associated Rights have been issued upon conversion of the Notes in accordance with the terms and conditions of the Notes and the Purchase Agreement and in the manner contemplated by the Prospectus, the Shares and associated Rights will be validly issued, and the Shares will be fully paid and nonassessable.  In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the General Corporation Law of the State of Delaware.
This letter assumes, with your consent, that the Board of Directors of the Company has acted in accordance with its fiduciary duties in adopting the Rights Agreement, and does not address whether the Board of Directors may be required to redeem or terminate, or take other action with respect to, the Rights in the future based on the facts and circumstances then existing.  Moreover, this letter addresses corporate procedures in connection with the issuance of the Rights associated with the Shares, and not any particular provision of the Rights or the Rights Agreement.  It should be understood that it is not settled whether the invalidity of any particular provision of a rights agreement or of rights issued thereunder would result in invalidating in their entirety such rights.
This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act.  We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained in the Prospectus under the heading "Legal Matters."  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP